                                                                     Exhibit 5.1

                                December 7, 2000

TeleTech Holdings, Inc.
1700 Lincoln Street, Suite 1400
Denver, CO 80203

Ladies and Gentlemen:

    I have acted as counsel to TeleTech Holdings, Inc., a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission for resale of 74,688 shares of the Company's common stock, par value $0.01 per share (the "Shares"), previously issued by the Company pursuant to the Agreement dated October 19, 2000 by and among the Company, Pacific Lifestyle Group Incorporated and Young Leung Yung, Pratima (the "Agreement").

    I have made such legal and factual examinations and inquiries as I have deemed advisable for the purpose of rendering this opinion, and I am familiar with the proceedings taken in connection with the authorization, issuance and sale of the Shares. Based on my examination and inquiries, it is my opinion that the Shares are validly issued, fully paid, and non-assessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act of 1933, as amended.


                                               Very truly yours,

                                               TELETECH HOLDINGS, INC.

                                               /s/ JAMES B. KAUFMAN

                                               By: James B. Kaufman, Esq.